Exhibit 11.1 - Statement Regarding Computation of Per share Earnings

(Unaudited)
(in thousands except per share data)

                                     Three Months Ended       Three Months Ended
                                     December 31, 2001        December 31, 2000
                                     -----------------        -----------------

Basic
  Average Common Shares
  outstanding                              4,570                      4,563

Net income                              $    247                  $     195
Per share amount                        $    .05                  $     .04
Diluted
     Average Common Shares
     outstanding                           4,570                      4,563
     Net effect of dilutive stock
     options based on the
     Treasury stock method
     using the average market price           53                         14


Total                                      4,623                      4,577
Net income                              $    247                  $     195

Per share amount                        $    .05                  $     .04